CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

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                                         Thirteen weeks ended     Twenty-six weeks ended
                                         June 30,     July 1,      June 30,      July 1,
                                          2002         2001          2002         2001
                                       ------------ -----------  -----------  -----------

Basic earnings:

   Net income                          $   303,923  $   233,462  $   547,486  $  408,007

   Weighted average number of
     common shares outstanding             266,785      264,685      266,483     264,576

   Basic earnings per share                  $1.14        $0.88        $2.05       $1.54


Diluted earnings:

   Net income                          $   303,923  $   233,462  $   547,486  $  408,007

   Weighted average number of
     common shares outstanding             266,785      264,685      266,483     264,576

   Dilutive effect of outstanding
     stock options and stock
     incentive rights                        2,688        2,069        2,530       2,009

   Weighted average number of
     shares outstanding, as adjusted       269,473      266,754      269,013     266,585

   Diluted earnings per share                $1.13        $0.88        $2.04       $1.53

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